SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	November 21, 2006
(Date of earliest event reported)	November 16, 2006

ONEOK PARTNERS, L.P.

(Exact name of registrant as specified in its charter)
Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103-4298

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The following management changes were announced on November 16, 2006.

David Kyle, chairman, chief executive officer and president of ONEOK, Inc. and chairman and chief executive officer of ONEOK Partners GP, L.L.C. ("ONEOK Partners GP"), our general partner, will become chairman of both ONEOK, Inc. and ONEOK Partners GP, effective January 1, 2007, and will retire as an employee on January 1, 2008. Mr. Kyle has served as chairman, chief executive officer and president of ONEOK, Inc. since 2000; served as chairman and chief executive officer of ONEOK Partners, L.P. from April to May 2006; and has served as chairman and chief executive officer of ONEOK Partners GP since May 2006. ONEOK, Inc. owns 100 percent of the general partner of ONEOK Partners L.P. and owns a total of 45.7 percent of ONEOK Partners, L.P.

John W. Gibson, 54, will become chief executive officer of ONEOK, Inc. and president and chief executive officer of ONEOK Partners GP on January 1, 2007. Mr. Gibson served as president and chief operating officer of ONEOK Partners, L.P. from April to May 2006 and has served as president and chief operating officer of ONEOK Partners GP since May 2006. He has also served as a member of the ONEOK Partners GP Board of Directors since May 2006. Prior to the creation of the ONEOK Partners GP Board of Directors, Mr. Gibson served as a member of our former Partnership Policy Committee to which he was appointed in April 2006. Mr. Gibson served ONEOK, Inc. as president, ONEOK Energy Companies from 2005 to April 2006 and as president, Energy from 2000 to 2005.

James C. Kneale, 55, will become president and chief operating officer of ONEOK, Inc. on January 1, 2007. Mr. Kneale has served as executive vice president -- finance and administration and chief financial officer of ONEOK, Inc. since 2004; served as executive vice president and chief financial officer of ONEOK Partners, L.P. from April to May 2006; and has served as executive vice president and chief financial officer of ONEOK Partners GP since May 2006. He is also a member of the ONEOK Partners GP Board of Directors. Mr. Kneale served as senior vice president, treasurer and chief financial officer of ONEOK, Inc. from 2001-2004. A new chief financial officer will be named by the end of the year.

ONEOK, Inc. and its affiliates provide a variety of services to us, including benefits provided through ONEOK's benefit plans administrative services.

2

Where costs are specifically incurred on behalf of one of our affiliates, the costs are billed directly to us by ONEOK, Inc. In other situations, the costs may be allocated to us through a variety of methods, depending upon the nature of the expense and activities. In connection with these management changes, the ONEOK, Inc. Executive Compensation Committee and ONEOK, Inc. Board of Directors approved the grant of 150,000 restricted units to Mr. Gibson and 50,000 restricted units to Mr. Kneale. The restricted units vest, in the case of Mr. Gibson, on January 1, 2012, and, in the case of Mr. Kneale, on January 1, 2009. Upon vesting, Mr. Gibson and Mr. Kneale are entitled to one share of ONEOK, Inc. common stock for each restricted unit held. If Mr. Gibson or Mr. Kneale die, or retire prior to vesting and such retirement is approved by ONEOK, Inc.'s Board of Directors, the restricted units vest on a pro-rated basis based on the number of months elapsed from the effective date of the grant until the holder's death or approved retirement. Restricted units do not pay dividends.

The company is not a party to any employment agreements with any of these officers. However, each of these officers has entered into a Termination Agreement with ONEOK, Inc. Under the Termination Agreement, severance payments and benefits are payable if the officer's employment is terminated by ONEOK, Inc. for "just cause" or by the officer for "good reason" at any time within three years of a change in control. Severance payments and benefits include a lump sum payment equal to a multiple of the officer's annual compensation, which includes annual base salary and the greater of his bonus for the last year preceding a change in control or his target bonus for the year in which the change in control occurs. The officer would also be entitled to a prorated portion of his targeted short-term incentive compensation and accelerated vesting of retirement and other benefits, as well as continuation of welfare benefits for a certain number of months.

Item 9.01	Financial Statements and Exhibits
Exhibits

10.1 Form of Termination Agreement dated as of January 5, 2005 (incorporated by reference to Exhibit 99.1 to Northern Border Partners, L.P., now ONEOK Partners, L.P. Form 8-K filed on January 11, 2005).

99.1 Press release issued by ONEOK, Inc. and ONEOK Partners, L.P. dated November 16, 2006.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P. By: ONEOK Partners GP, L.L.C., General Partner

Date:	November 21, 2006	By:	/s/ Jim Kneale
Jim Kneale
Executive Vice President -- Finance and Administration and Chief Financial Officer

4